STATE OF NEVADA

FRANCISCO V. AGUILAR
Secretary of State

GABRIEL DI CHIARA
Chief Deputy

OFFICE OF THE
SECRETARY OF STATE

Commercial Recordings & Notary Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138
North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

[redacted]

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Special Handling Instructions:

Submitter ID: 135732

Charges

Description	**Fee Description**	**Filing Number**	**Filing Date/Time**	**Filing Status**	**Qty**	**Price**	**Amount**
Business Entity Filed Documents	Fees	[redacted]		Approved	1	$8.00	[redacted]
Total							[redacted]

Payments

Type	**Description**	**Payment Status**	**Amount**
Credit Card	[redacted]	Success	[redacted]
Total			[redacted]

Credit Balance: $0.00

[redacted]

Filed in the Office of	Business Number E0677562006-3
Barbara K. Cegavske	Filing Number 20211872168
Secretary of State State Of Nevada	Filed On 11/3/2021 9:24:00 AM
	Number of Pages 4

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

[x] Certificate of Designation
[ ] Certificate of Amendment to Designation - Before Issuance of Class or Series
[ ] Certificate of Amendment to Designation - After Issuance of Class or Series
[ ] Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: RINO INTERNATIONAL CORPORATION Entity or Nevada Business Identification Number (NVID): E0677562006-3
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: SERIES A PREFERRED STOCK
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	[ ] Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued.
	[ ] Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: (Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* The Corporation designates 10,000,000 (10 million) shares of Series A Preferred Stock. See attached resolution.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Signature of Officer Date: 10/6/2021

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

RINO INTERNATIONAL CORPORATION.

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES A PREFERRED STOCK

RINO International Corporation. (the "Company"), a corporation organized and existing under the laws of Nevada, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Articles of Incorporation of the Company, it has adopted resolutions (a) authorizing the creation of Series A Preferred Stock of the Company and (b) providing for the designations, preferences and relative participating, optional or other rights, and the qualifications, limitations or restrictions thereof, as follows:

SECTION 1. DESIGNATION OF SERIES. The shares of such series shall be designated as the "Series A Preferred Stock" and the number of shares initially constituting such series shall be up to Ten Million (10,000,000) shares.

SECTION 2. DIVIDENDS. The holders of the Series A Preferred Stock shall not be entitled to receive dividends paid on the Common Stock.

SECTION 3. LIQUIDATION PREFERENCE. The holders of the Series A Preferred Stock shall not be entitled to any liquidation preference.

SECTION 4. VOTING. The holders of the Series A Preferred Stock will have the shareholder voting rights as described in this Section 4 or as required by law.

4.1. **Voting Rights.** For so long as any shares of the Series A Preferred Stock remain issued and outstanding, the holders thereof, voting separately as a class, shall have the right to vote in an amount equal to fifty-one percent (51%) of the total voting power of the Company's shareholders. Such vote shall be determined by the holder(s) of a majority of the then issued and outstanding shares of Series A Preferred Stock.

4.2. **Amendments to Articles and Bylaws.** So long as the Series A Preferred Stock is outstanding, the Company shall not, without the affirmative vote of the holders of all outstanding shares of Series A Preferred Stock, voting separately as a class (i) amend, alter or repeal any provision of the Articles of Incorporation or the Bylaws of the Company so as to adversely affect the designations, preferences, limitations and relative rights of the Series A Preferred Stock, (ii) effect any reclassification of the Series Preferred Stock, excluding a reverse stock split or forward split, or (iii) designate any additional series of preferred stock, the designation of which adversely effects the rights, privileges, preferences or limitations of the Series Preferred Stock set forth herein.

4.3. **Amendment of Rights of Series A Preferred Stock.** The Company shall not, without the affirmative vote of the holders of all outstanding shares of the Series A Preferred

Stock, amend, alter or repeal any provision of this Certificate of Designation, provided, however, that the Company may, by any means authorized by law and without any vote of the holders of shares of the Series A Preferred Stock, make technical, corrective, administrative or similar changes in this Certificate of Designation that do not, individually or in the aggregate, adversely affect the rights or preferences of the holders of shares of the Series A Preferred Stock.

SECTION 5. NO CONVERSION RIGHTS. The shares of the Series A Preferred Stock shall have no conversion rights.

SECTION 6. NOTICES. Any notice required hereby to be given to the holders of shares of the Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Company.

SECTION 7. MISCELLANEOUS.

(a) The headings of the various sections and subsections of this Certificate of Designations are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

(b) Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and publish policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(c) Except as may otherwise be required by law, the shares of the Series A Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Certificate of Designation

****

Name: Sam Smith
Title: Chairman and CEO
Date: 10-6-21

RINO INTERNATIONAL CORPORATION.
(a Nevada corporation)

Unanimous Written Consent of the
Board of Directors

In Lieu of a Meeting

The undersigned, constituting all of the directors of RINO International Corporation, a Nevada corporation (the "Corporation"), DO HEREBY CONSENT to the taking of the following actions in lieu of a meeting, duly called and held of the members of the Board of Directors (the "Board") of the Corporation and DO HEREBY ADOPT the following resolutions by written consent in lieu of a meeting pursuant to Section 78.315 of the Nevada Revised Statutes (the "NRS").

WHEREAS, the Board of Directors deems it to be in the best interests of the Company and its stockholders for the Company to appoint Nevada Agency and Transfer Company to be the Transfer Agent for the Company's preferred shares,

WHEREAS, the Board of Directors and Officer deems it to be in the best interests of the Company and its stockholders to approve the agreement between the Company and Nevada Agency and Transfer Company to manage its preferred shares;

NOW, THEREFORE, BE IT RESOLVED, that it is hereby approved to grant Nevada Agency and Transfer Company the authority to conduct business as the Stock Transfer Agent of the Company's preferred shares.

IN WITNESS WHEREOF, the undersigned, being the members of the Board of Directors of the Corporation, consent hereto in writing as the last date set forth below, and direct that this instrument be filed with the minutes of proceedings of the Board of Directors of the Corporation.

Samuel Smith
Chairman, CEO, President
Date: October 27, 2021